Exhibit 10.47
MEDIUM/LONG-TERM RENMINBI LOAN CONTRACT
(Applicable to Single Corporate Business)
Contract Number: Gu 132009010094
     The Lender: Industrial Bank Co., Ltd., Ningde Branch,
     Domicile: No.11, Jiaocheng South Road, Ningde City
     Legal Representative/ Responsible Person: Wang Cheng’an
     Contact Person:                      Position:
     Communication Address: No.11, Jiaocheng South Road, Ningde City
     Post Code: 352100 Telex:
     Telephone Number: 0593-2886359 Facsimile:
     The Borrower: Pingnan County Wangkeng Hydroelectric Co., Ltd.
     Domicile: Wangkeng Village, Tangkou Township, Pingnan County
     Legal Representative/ Responsible Person: John D. Kuhns
     Contact Person:                      Position:
     Communication Address:
     Post Code: 352100 Telex:
     Telephone Number: 0593-3325398 Facsimile:
Signing Place: Ningde City

Upon the application of the Borrower, the Lender has reviewed and agreed to provide the medium/long-term RMB loan to the Borrower according to the terms and conditions under this Contract. In order to specify rights and obligations of both Parties and honor credibility and good faith, after equal consultation, the Parties hereto are willing to enter into this Contract according to the provisions of relevant laws and regulations of the People’s Republic of China.
Article 1 Definition and Interpretation
Unless otherwise agreed by the Parties hereto in written form, the following terms used in this Contract shall have the definitions and interpretations set forth below:
1.	“Creditor’s Right” or “Principal Creditor’s Right” refers to the RMB creditor’s right (including the principal, interest, default interest, compound interest, liquidated damages, compensatory damages and other expenses of the Creditor to realize its creditor’s right) enjoyed by the Lender for providing capital financing to the Borrower according to this Contract, which has been applied by the Borrower (the Debtor) to the Lender (the Creditor ) and has been examined and approved by the Lender.

The Lender and the Borrower (hereinafter referred to as “the Parties”) have both agreed and confirmed that, the Creditor’s Right enjoyed by the Lender over the Borrower under this Contract shall be consistent with the debt owed by the Borrower to the Lender under this Contract.

2.	“Expense for Realization of Creditor’s Right” shall include but not limited to costs, arbitration fees, property preservation fees, execution charge, attorney fees, case handling fees, affiche fees, valuation fees, appraisal fees, auction charge, sale fees, communication fees, travel fees and disposition fees, etc.

3.	“Material Transaction” mentioned in Article 12 hereof refers to (including without limitation) any definite or potential transaction which may materially affect the company’s basic structure, alteration of shareholder, contingent debt, cash flow, profitability, core business secret, core competitive strength, material assets, material Creditor’s Rights and debts, debt repayment ability and ability to implement this Contract, or other transactions which the Lender and/or the Borrower deem may constitute material transactions.

4.	“Material Event” mentioned in Article 12 hereof refers to (including without limitation) any definite or potential event which may materially affect the capacity of the Lender’s senior management to perform duties, the employment and rescission of employees conducting core business, the company’s core business secret, core competitive strength, basic structure, shareholder alteration, contingent debt, existence, legality of company’s business, stability, development and profitability of company, debt repayment ability and the ability to implement this Contract, or other events which the Lender and/or the Borrower deem may constitute material events.

5.	“Working Days” hereunder refers to the business days of the Lender’s bank. During the implementation of this Contract, in the event any withdrawal date or repayment date is not on a business day, such date will be naturally extended to the next business day.
Article 2 Loan Amount
The Lender agrees to provide the Borrower with a loan in the amount of RMB 150,000,000.00.
Article 3 Loan Purpose
The loan shall be used for the purpose of (1) replacing the project loans from other banks in the amount of RMB 103,000,000.00, including the loan from the Industrial and Commercial Bank in the amount of RMB 55,000,000 and the loan from the Agricultural Bank in the amount of RMB 48,000,000; and (2) replacing the non-bank loans in the amount of RMB 47,000,000. Without prior written consent from the Lender, the Borrower shall not change the agreed purpose of the loan hereunder.

Article 4 Loan Term
1.	The loan term shall be: ninety-six (96) months, commencing from March 24, 2009 to March 24, 2017.

2.	In case the loan is issued by the Lender in a lump, the issuance date shall be the actual date of issuing the loan specified in the certificate of indebtedness and loan note. In case the actual date of issuing the loan is later than the issuance date provided in the preceding sentence, the maturity date for the loan shall be extended accordingly.

3.	The loan shall be withdrawn by installments according to the following plan: RMB 103,000,000 on April 9, 2009; RMB 47,000,000 on April 10, 2009.

The Borrower shall, within three (3) Working Days prior to the withdrawal date for each installment or at other time required by the Lender in written form, apply to the Lender for completing procedures for issuing the loan.

In the event the Borrower fails to withdraw the loan on the aforesaid dates, the Lender shall be entitled to require the Borrower to pay ___of the loan amount as compensations.

In case all conditions precedent provided in Article 6 hereof have been satisfied, the Lender shall remit the agreed amount by installments into the account of the Borrower on the aforesaid agreed dates.

4.	The Lender shall be entitled to adjust the loan withdrawing plan by considering whether the project complies with the provisions of relevant laws, regulations and policies and the conditions precedent required by the Lender for issuing the loan, the execution of corresponding security contract and the date of completing security procedures and other factors which are deemed necessary by the Lender. In the event the Borrower fails to fulfill the conditions precedent agreed hereunder, the Lender shall be entitled to cease issuance of the loan or terminate this Contract, and the Borrower shall assume relevant liabilities for breach of contract.

5.	If the loan is withdrawn by installments, all installments of the loan shall have the same maturity date, namely, all installments of the loan shall become mature on the maturity date specified in the certificate for indebtedness or loan certificate for the first installment of loan.

6.	In case the Lender recovers the loan before the maturity date according to the provisions hereof, the maturity date of the loan shall be deemed as having been moved up accordingly.
Article 5 Interest Rate and Calculation of Interest
1.	The interest rate for the loan hereunder shall be executed as the following second method:
(1)	Fixed interest rate, with an annual interest rate of / %. In case of adjustment of national benchmark interest rate during the period between the loan issuance date provided in Article 4 hereof and the actual issuance date for each installment, the fixed interest rate shall be increased by / % or decreased by / % of national benchmark interest rate on the actual issuance date for the loan on the same level and within the same period, that is, the actual interest rate shall be equal to the benchmark interest rate on the actual issuance date for the loan on the same level and within the same period multiplied by the factor of / . Furthermore, the loan term shall not be adjusted due to the adjustment of national benchmark interest rate.

(2)	Floating interest rate, which shall be re-fixed once every year (month/quarter/half a year/year/other terms), with an annual interest rate being / % over or / % below the national benchmark interest rate for the loan on the level and within the same period, that is, the actual interest rate shall be equal to the benchmark interest rate for the loan on the same level and within the same period multiplied by the factor of 1. The interest rate for the first term shall be the national benchmark interest rate on the actual issuance date for the loan on the same level and within the same period multiplied by the aforesaid factor, and after every one year (month/quarter/half a year/year/other terms) from the actual issuance date, the interest rate for the next term shall be fixed as the national benchmark interest rate at that time for the loan on the same level multiplied by the aforesaid factor.

During the term of the loan hereunder, in case of any adjustment of national benchmark interest rate, the Lender shall not need to notify the Borrower.

(3)	Other interest rate: / .
2.	The interest rate for each installment of loan hereunder shall be fixed according to the national benchmark interest rate on the actual issuance date for the loan on the same level and within the same period.

3.	In case the benchmark interest rate is cancelled by the State, the Lender shall be entitled to re-fix the interest rate for the loan hereunder according to the interest rate policy of the state within the same period and on the principle of equality and good faith and considering the industry practice, interest rate conditions and other factor. In case of any dissent, the Borrower shall consult with the Lender in a timely manner. Where the consultation fails, the Lender shall be entitled to recover the loan in advance, and the Borrower shall immediately make repayment for the rest principal and interest of the loan.

4.	Interest Repayment Method

The interest repayment shall be executed as the following first method:
(1)	The interest settlement date for the loan hereunder shall be the 20th day in the last month of each quarter (month/last month of each quarter/last month of half a year/last month of each year/other terms). The Borrower shall, on the next day of the interest settlement date, pay off the interest for the loan in this term, and on the maturity date of the loan, pay off the rest principal and interest.

(2)	Other repayment ways: / .
5.	Default Interest and Compound Interest
(1)	In the event the Borrower fails to use the loan for the agreed purpose, the Lender shall be entitled to require the Borrower to pay default interest for the misappropriated part at a default interest rate of one hundred percent (100%) over the interest rate for the loan hereunder. In the event the Borrower fails to make repayment on schedule and fails to reach an agreement with the Borrower concerning the extension of the payment, that is, the loan is overdue, the Lender shall be entitled to require the Borrower to pay default interest for the overdue loan at a default interest rate of fifty percent (50%) over the interest rate for the loan hereunder. As for the interest which has not been paid on schedule, the Lender shall be entitled to require the Borrower to pay compound interest at the default interest rate for overdue loan agreed hereunder.

(2)	In case of executing fixed interest rate for the loan, the default interest shall take fixed interest rate; in case of executing floating interesting rate for the loan, the default interest shall take floating interest rate, the floating period of which shall be the same as the floating period of the interest rate for the loan.

(3)	The settlement and payment method for the default interest and compound interest shall be executed according to the payment method for the loan interest as agreed hereunder.
Article 6 Issuance and Repayment of the Loan
1.	Issuance of the Loan

The Lender shall not issue the loan hereunder to the Borrower until the following conditions precedent required by the Lender for issuing the loan have been fully satisfied:
(1)	The Borrower has delivered the following documents to the Lender, and the contents specified in such documents have never been altered and kept valid, or the Borrower has made satisfactory explanation and illustration to the Lender concerning such alteration:
A.	Articles of association, business license, signature specimens of directors and legal representative filed with the administrative authority for industry and commerce, capital verification report, duplicate of ID card of the Borrower’s legal representative, and other cooperate documents deemed necessary by the Lender, which have been confirmed by the Borrower in written form;

B.	Originals of authentic, legal and valid resolutions concluded in duly convened shareholders’ meetings or meetings of board of directors of the Borrower, which have been adopted by the quorum of directors or shareholders approving the application for the loan hereunder and have specified the loan purpose and the acceptance of all conditions raised by the Lender for the loan, or other documents deemed necessary by the Lender;

C.	Annual financial reports and statements for the most recent three years, which have been audited and confirmed by the Lender, or other financial documents deemed necessary by the Lender;

D.	In case the project using the loan hereunder needs to be filed for approval according to the regulations or requirements of relevant competent authorities of the State, the Borrower has provided the Lender with authentic and valid originals of approval documents issued by relevant competent authorities of the State;

E.	In case of existence of any third-party security, the security provider’s articles of association, business license and signature specimens of legal representative and directors filed with the administrative authority for industry and commerce, and the authentic, legal and valid resolutions made by competent department of the security provider approving to provide security for the loan hereunder, and other documents deemed necessary by the Lender, which have been confirmed by the security provider in written form;

F.	Other documents, statements and vouchers, etc. which are required by the Lender.
(2)	The Borrower has filled in the relevant certificate of indebtedness or loan voucher concerning to the loan hereunder. Such certificate of indebtedness or loan voucher shall constitute part of this Contract and have the same legal effect as this Contract. In case of inconsistency between this Contract and the certificate of indebtedness or loan voucher on the loan amount, loan term and interest rate, etc., the certificate of indebtedness or the loan voucher shall prevail.

(3)	All representations and warranties made by the Borrower under Article 8 hereof shall be continuously true and valid. In addition, there are neither default events which have already occurred nor potential default events on or before the withdrawal date.

(4)	In case of existence of mortgage/pledge, all required registration procedures for mortgage/pledge have been completed in accordance with the requirements of relevant laws and regulations, and originals of relevant title certificate documents and registration certificates, etc. have been delivered to the Lender for preservation upon its request. In case of existence of third-party guarantee, such guarantee contract has already come into effect. The above-mentioned securities shall keep valid continuously.

(5)	In the event the Lender requires taking out insurance for mortgaged property, relevant insurance, the first beneficiary of which shall be the Lender, shall have been taken out, and the original insurance policy shall have been delivered to the Lender; in addition, such insurance shall keep valid continuously.

(6)	In case the Lender requires carrying out notarizations, relevant notarization procedures shall have been completed.

(7)	The Borrower has opened the account with the Lender according to the requirement of the Lender and has paid off relevant fees hereunder according to the requirement of the Lender.

(8)	Other conditions for issuing the loan required by the Lender.
The Lender’s performance of its obligations hereunder shall be based on the premise of satisfaction of all above-mentioned conditions. The Lender shall be entitled to unilaterally lower or waive partial condition precedents, which shall not be considered as a defense against the Lender by the Borrower or the security provider. In case the principal of the loan hereunder has been remitted by the Lender, the loan shall be deemed as having been issued, and the interest for such installment of loan shall be calculated commencing from the issuance date.

2.	Payment of the Loan
(1)	The principal of the loan hereunder shall be repaid in accordance with the following item (B):
A	The principal of the loan shall be repaid in a lump on the maturity date of the loan.

B	The principal of the loan shall be repaid by installments, and the amount and date for repayment of each installment shall be listed out as below:

The amount of RMB 10,000,000 shall be repaid on November 30, 2009;

The amount of RMB 18,000,000 shall be repaid on October 31, 2010;

The amount of RMB 19,000,000 shall be repaid on October 31, 2011;

The amount of RMB 20,000,000 shall be repaid on October 31, 2012;

The amount of RMB 20,000,000 shall be repaid on October 31, 2013;

The amount of RMB 20,000,000 shall be repaid on October 31, 2014;

The amount of RMB 20,000,000 shall be repaid on October 31, 2015;

The amount of RMB 16,000,000 shall be repaid on October 31, 2016;

The amount of RMB 7,000,000 shall be repaid on March 24, 2017.

In case the Lender adjusts the loan withdrawing plan, the repayment date for each installment as agreed hereunder shall remain unchanged and the Borrower shall pay off the principal of the loan on schedule.

C	Other repayment methods for the principal of the loan: / .
(2)	The Borrower shall, on the agreed repayment date and interest settlement date hereunder, make full payment for the principal and interest of the loan hereunder. In the event the Borrower fails to pay off the principal and interest on schedule, the Lender shall be entitled to deduct the payable fees and principal and interest of the loan from any account of the Borrower opened with the Lender or any other branch within the internal system of the Lender in accordance with the order provided by relevant bank accounting regulations and internal rules of the Lender.

(3)	In case the repayment date is not on the business day of the Lender, the repayment date shall be postponed to the next business day of the Lender and such non-business day shall be calculated into the actual days of using the loan. When repaying for the principal and interest of the last installment of the loan, all interest shall be paid off together with the principal, and shall not be bound by the interest settlement date provided in Article 5 hereof.

(4)	In case the Borrower fails to repay the loan hereunder on schedule and requires extension of the loan term, the Borrower shall officially submit a written extension application to the Lender within fifteen (15) business days prior to the maturity date of such installment of loan. After being approved by the Lender, both Parties shall enter into a separate Loan Term Extension Contract as the supplemental contract to this Contract.
Article 7 Security
1.	The following contacts are security contracts of this Contract:

(1)	Mortgage Contract of Industrial Bank with the contract number of Di 132009010094-1, the security type is mortgage and the security provider is Pingnan County Wangkeng Hydroelectric Co., Ltd.

(2)	Mortgage Contract of Industrial Bank with the contract number of Di 132009010094-2, the security type is mortgage and the security provider is Pingnan County Wangkeng Hydroelectric Co., Ltd.

(3)	Pledge Contract of Industrial Bank with the contract number of Zhi 132009010094-1, the security type is pledge and the security provider is Pingnan County Wangkeng Hydroelectric Co., Ltd.
2.	Prior to the execution and effectiveness of the security contracts hereunder/ the completion of security procedures, the Lender shall be entitled to suspend its performance of issuance obligations and other obligations under this Contract.
Article 8 Representations and Warranties by the Borrower
The Borrower is willing to make the following representations and warranties and shall assume legal liabilities for the genuineness of the representations and warranties:
1.	The Borrower is a legal person duly established and validly in existence according to the laws and regulations of the People’s Republic of China, and has the full capacity for civil acts. The Borrower warrants providing relevant certificates, permits, credentials and other documents occasionally required by the Lender according to the requirements of the Lender.
2.	The Borrower has the full capacity to perform its obligations and responsibilities under this Contract, and shall not be released from or waived of its repayment responsibilities due to any instructions, alteration of financial conditions or entering into any agreement with any other entities.
3.	The Borrower has the full power, authorization and legal right to enter into this Contact, has obtained all requisite internal approvals and authorizations or other relevant procedures for entering into and performing this Contract, and has procured and completed all requisite approvals, registrations, authorizations, consents, permits or other relevant procedures from any governmental authority or other competent authorities for entering into and performing this Contract. All requisite approvals, registrations, consents, permits, authorizations and other relevant procedures requiring for entering into this Contract shall keep complete, legal and valid.
4.	Signing this Contract by the Borrower shall be in full compliance with the relevant articles of association, internal decisions and resolutions of shareholders’ meeting and meeting of board of directors. This Contact shall not conflict with or violate any articles of association, internal decisions, resolutions of shareholders’ meeting and meeting of board of directors and internal policies of the Borrower.

5.	Signing and fulfilling this Contact shall be based on the true intention expressed by the Borrower. The above-mentioned signing and fulfilling of this Contact shall not violate any laws, regulations, rules or provisions of the contracts which have binding force on the Borrower. This Contract shall be legal, valid and enforceable, in the event this Contract would be deemed invalid due to the Borrower’s right defect when signing and fulfilling this Contract, the Borrower shall immediately and unconditionally compensate all losses incurred by the Lender.

6.	All documents, financial statements and other materials provided by the Borrower to the Lender under this Contract are authentic, complete, accurate and valid, and the Borrower shall continue to keep the various financial indexes as required by the Lender.

7.	The Borrower agrees that the loan business hereunder shall be bound by the regulations, traditions and practices of the Lender, and shall be interpreted by the Lender.

8.	In the event the Borrower fails to perform its obligations according to the provisions hereof, the Borrower hereby authorizes the Lender to directly deduct the corresponding amount from any account of the Borrower opened with the Lender or the other branches within the internal system of the Lender.

9.	At any transaction stage after entering into this Contract, in the event the Borrower has submitted any documents relating to specific transaction to the Lender for review, the Borrower shall ensure the authenticity of the documents and the Lender shall only make decisions concerning the apparent authenticity of the transaction documents. The Lender shall not participate in or know about the specific transaction essence of the Borrower, nor shall the Lender assume any liabilities arising therefrom.
10.	The Borrower confirms that, except for the circumstances disclosed to the Lender in written form, the Borrower has not concealed any of the following events from the Lender, which have already occurred or will occur in the near future and the occurrence of which may cause the Lender not to agree to issue the loan hereunder:
(1)	Any debts or contingent debts undertaken by the Borrower, including but not limit to any mortgage, pledge, lien and other debts created on the assets or income of the Borrower which have not been disclosed to the Lender;

(2)	The Borrower or major management of the Borrower has been involved in material disciplinary violations, illegal actions or claimed for compensations;

(3)	The Borrower has breached the contract on creditor’s right and debt concluded between the Borrower and its other creditors;

(4)	There have been no lawsuits, arbitrations or administrative lawsuits concerning the Borrower or the property of the Borrower which have ever occurred, or have not been settled, or may occur in the future to the knowledge of the Borrower, and there have been no liquidations, cessation of business or other similar procedures concerning the Borrower whether have been initiated by the Borrower or the third party.

(5)	Other circumstances which may influence the Borrower’s financial conditions or debt repayment ability.
11.	The Borrower undertakes that the loan shall be only used for the purpose as agreed hereunder, and shall not be misappropriated for other purpose or be used for the purpose violating the purpose agreed hereunder. The Borrower undertakes to accept and cooperate in the supervision, inspection, stocktaking carried out by the Lender concerning the loan usage, production and operation, financial activities, stock and supplies, assets and liabilities, bank deposit, cash inventory and other conditions of the Borrower or other requirements deemed by the Lender as necessary and appropriate.

12.	To provide full and valid security which have been accepted by the Lender or other security deemed by the Lender as appropriate and acceptable.

13.	The Borrower shall not reduce its registered capital by any means. Without prior written consent of the Lender, the Borrower shall not transfer whole or part of the debt hereunder to any third party. Before the debt hereunder has been fully paid off, without prior written consent of the Lender, the Borrower shall not repay other debts owed to other creditors ahead of schedule.
14.	In case the Lender is forced to be involved in the disputes with the Borrower and any third party due to any lawsuits, arbitrations or other disputes between the Lender and the Borrower or any third party relating to the Borrower which have been caused by the Lender’s performance of its obligations hereunder, all litigation fees, arbitration fees, attorney fees and any other fees paid by the Lender shall be born by the Borrower.

15.	Any settlement business hereunder shall be conducted by the settlement account opened by the Borrower with the Lender.
Article 9 Rights and Obligations of Both Parties
I.	Rights and Obligations of the Lender

(I)	Rights of the Lender

1.	The Lender shall be entitled to require the Borrower to repay the principal and interest of the loan on schedule;

2.	The Lender shall be entitled to require the Borrower to provide all materials relating to the loan;

3.	The Lender shall be entitled to get acquainted with the production, operation and financial conditions of the Borrower;

4.	The Lender shall be entitled to supervise the Borrower to use the loan for the purpose as agreed hereunder;

5.	On the premise that the loan hereunder is used for project construction, the Lender shall be entitled to supervise the progress of the project and put forward suggestions and requirements;

6.	The Lender shall be entitled to deduct the principal and interest of the loan and other expenses and fees directly from the account of the Borrower;

7.	The Lender shall be entitled to transfer whole or part of the Creditor’s Right hereunder and the secured rights and interests to any third party at any time and shall not need to get consent from the Borrower. In the event the Lender transfers its Creditor’s Rights and secured rights and interests hereunder, the Borrower shall continue to assume its all obligations under this Contract;
8.	In the event the Borrower fails to repay the principal and interest of the loan according to the provisions of this Contract or fails to implement the payment for principal and interest, the Lender may make disclosure via the Credit Investigation Center of People’s Bank of China or news and media, and take recovery, litigation or arbitration and other legal measures.

9.	The Lender shall be entitled to take relevant appropriate measures concerning the Borrower according to its obligations provided by the mandatory and instructional regulations or guidelines issued by the bank administration and supervision authority and the guidelines and practices of national and local bank industry associations, without the need of notifying the Borrower in advance, nor the need of procuring prior written consent from the Borrower.

10.	The Lender shall be entitled to enjoy the rights provided by laws, regulations and rules or other rights stipulated herein.
(II) Obligations of the Lender
1.	To issue loan to the Borrower in accordance with this Contract;

2.	To keep the debts, finance, production and operation conditions of the Borrower confidential, unless otherwise regulated, instructed or ordered by laws, regulations or judicial authorities and supervisory authorities.
II. Rights and Obligations of the Borrower
(I) The Borrower shall enjoy the following rights:
1.	The Borrower shall be entitled to withdraw and use the full amount of loan according to this Contract;
2.	The Borrower shall be entitled to require the Lender to undertake confidentiality obligation for the materials provided by it to the Lender according to this Contract.

(II) Obligations of the Borrower
1.	To accurately and faithfully provide the documents and materials which have been required by the Lender, and all information concerning the account opening bank, account number and the balance of deposits and loans, and cooperate with the Lender in investigations, examinations and inspections;

2.	To accept the supervision of the Lender concerning its usage of loan and relevant production, operation and financial activities. When the loan hereunder is used for project construction, cooperate in the Lender’s supervision and inspection on the project and timely take appropriate disposition measures concerning the suggestions and requirements put forward by the Lender;

3.	The Borrower shall use the loan for the purpose as agreed hereunder, and shall not misappropriate such loan for other purpose, such as in stock investment, in speculation of marketable securities, futures and real estates, etc. The Borrower shall not use such loan to participate in inter-enterprise debit and credit activities and other illegal activities restricted by the State, nor divert or misappropriate the loan by other means;

4.	The Borrower shall fully repay the principal and interest of the loan on schedule according to this Contract;

5.	Without the prior written consent of the Lender, the Borrower shall not transfer whole or part of the debt hereunder to any third party;

6.	The Borrower shall bear all expenses relating to this Contract, including without limitation the fees of notarization, appraisal, valuation, registration and the expenses for the Lender to realize its Creditor’s Right;

7.	The Borrower shall not reduce its registered capital by any means;

8.	In case of the occurrence of any of the following circumstances, the Borrower shall procure a prior written consent from the Lender, and as required by the Lender, actively implement safeguard measures for making timely and full repayment for the principal and interest of the loan and other fees hereunder, otherwise, the Borrower shall be deemed as breaching this Contract, and the Lender shall be entitled to recover the loan according to Article 11 hereof or take other measures:
(1)	The total amount of loan from banks and other third parties exceeds RMB / , or the total amount of debts exceeds RMB / , or the total amount of loan provided to third parties exceeds RMB / , or the total amount of security provided for the debts of third parties exceeds RMB / ;

(2)	Alteration of material assets and property rights, and adjustment of operation mode and main management personnel ( including but not limited to entering into joint venture and cooperation contracts with foreign investors or investors from Hong Kong, Macao and Taiwan; revocation, closedown, cessation of operation and production transition; spin-off, coalition, merger, being acquired, acquisition; restructuring, establishment of and transformation to joint stock companies; purchase the stock or invest in joint stock companies or investment companies with buildings, equipments and facilities and other fixed assets or trademark, patent, proprietary technology, land use right and other intangible assets; carry out property rights and operation rights transactions by way of leasing, contracting, joint-cooperation and trusteeship; alterations of main management personnel, etc.);

(3)	In case of alterations of shareholders of the Borrower (including but not limited to share transfer, trusteeship, escrow, pledge, etc.), the Borrower shall timely notify the Lender; in case of alteration of ___percent of the equity interest, the prior written consent of the Lender shall be procured.
9.	In case of the occurrence of any of the following circumstances, the Borrower shall immediately inform the Lender, and actively implement the safeguard measures for making timely and full repayment for the principal and interest of the loan and other fees hereunder:
(1)	Occurrence of material financial losses, assets losses or other financial crisis;

(2)	Cessation of business, being revoked or cancelled of business license, applying or being applied for bankruptcy, dissolution, etc.;

(3)	Material crisis of the operation and finance of its controlling shareholders or other affiliated companies, which has influenced its normal operation;

(4)	Alterations of the legal representative, directors or major senior management of the Borrower, which have influenced its normal operation;

(5)	Material related transactions between the Borrower and its controlling shareholders or other affiliated companies, which have influenced its normal operation;
(6)	Any lawsuit, arbitration or criminal, administrative penalties which have caused material adverse effect on its operation or financial conditions;

(7)	Other material events which may influence its repayment abilities.
10.	The Borrower warrants keeping the floating assets and net assets value during the loan term within the scope of ___, the liability ratio on assets within the scope of ___, and the assets floating ratio within the scope of ___.

11.	As for the collection letter or collection document mailed off or delivered in other means by the Lender, the Borrower shall sign off and return the receipt to the Lender.

12.	The Borrower’s obligations hereunder shall be independent, and shall not be influenced by the relationship between any Party hereto and any third party, unless otherwise required by this Contract.
Article 10 Prepayment for the Loan
1.	In the event the Borrower requires prepaying for part or whole of the principal and interest of the loan, it shall notify the Lender in written form with thirty (30) Working Days in advance, and shall be approved by the Lender in written form. The Lender shall be entitled to require the Borrower to pay 5 of the prepaid part of loan as compensatory fund.
2.	Upon being approved by the Lender, after prepaying part of the loan, the Borrower shall consult with the Lender concerning the repayment terms, repayment time and repayment amount hereafter. As for the prepaid principal and interest of loan, the interest shall be calculated by the actual usage term and the agreed interest rate. The Lender shall not make any adjustment on the interest which has already been paid before the prepayment.
3.	In the event the Borrower makes prepayment for the loan hereunder but without the prior written consent of the Lender, the Lender shall be entitled to calculate the interest by the loan term and interest agreed hereunder.
Article 11 Recovery of the Loan Ahead of Schedule

1.	In case any of the following events occurs to the Borrower or security provider (namely the guarantee or mortgager or pledgor under this Contract), the Lender shall be entitled to unilaterally decide to cease issuing the loan hereunder which has not been withdrawn, and recover part or whole of the loan ahead of schedule. As for the loan repaid by installments, in case the Lender recovers certain installment of the loan according to this Contract, the other undue installments may be deemed as being mature ahead of schedule:
(1)	Providing false materials or concealing important operation and financial facts, or any certificates and documents provided to the Lender or any of the representations and warranties in Article 8 hereof is proved to be unreal, inaccurate, incomplete or intentionally misleading;

(2)	Without being consented by the Lender, arbitrarily changing the loan purpose, misappropriating the loan or using such loan in illegal or rules violating transactions;

(3)	Making use of false contracts concluded with related parties, to discount or pledge bills receivable, accounts receivable or other Creditor’s Rights without actual trade background for withdrawing bank capital or credit;

(4)	Refusing to accept the supervision and inspection carried out by the Lender concerning its loan usage conditions and relevant operational and financial activities;

(5)	The occurrence of material merger, acquisition and restructuring, etc., which the Lender deems may influence the safety of the loan;

(6)	By way of related transactions, to intentionally evade from repayment for the Creditor’s Rights of the Lender;

(7)	Deterioration of credit status, obvious decrease of repayment ability (including contingent debts);

(8)	Cross defaults provided in Article 14 hereof has happened to the Borrower or the Borrower’s related enterprises and security providers or the security provider’s related enterprises;

(9)	The Borrower fails to make repayment on schedule for the principal, interest and fees of any installment of the loan hereunder;

(10)	The Borrower ceases the repayment for its debts, or is unable or expresses to be unable to repay the due debts;

(11)	The Borrower suffers from cessation of business, suspension of business, being announced to be bankrupt, dissolution, being revoked of business license, being terminated, being involved in material economic disputes or deterioration of financial conditions, etc.;

(12)	The Borrower fails to implement the obligations provided in Article 9 and Article 12 and other obligations hereunder, or the security provider fails to implement the obligations stipulated in the security contract;

(13)	The value of mortgaged property or pledged property has suffered or may suffer from obvious reduction, or the pledged right must be exercised before the maturity date of the loan;

(14)	Other events jeopardizing or damaging or may jeopardize or damage the rights and interest of the Lender.
2.	In case of recovery of the loan ahead of schedule, the Lender shall be entitled to take relevant measures according to the provisions of Clause 2, Article 13 hereunder.
Article 12 The Borrower’s Obligation to Disclose Material Transactions and Material Events to the Lender
In case of the occurrence of any of the following events, the Borrower shall make timely disclosure to the Lender in written form, and in the meanwhile, cooperate with the Lender upon its request to take safeguard measures, make repayment or implement the repayment of debts:
1.	The Borrower shall timely report to the Lender in written form concerning the material transactions or material events happened to the Borrower;
2.	In case the Borrower is a group client, the Borrower shall timely report to the Lender the related transactions amount to over 10% of the net assets of the Borrower, which shall include but not limited to:
(1)	incidence relations between the parties to the transaction;

(2)	project and nature of the transaction;

(3)	transaction amount or relevant proportion;

(4)	Pricing policy (including the transactions at no price or at symbolic price).
3.	Within the valid term of this Contract, in the event the Borrower intends to carry out share transfer, restructuring, coalition, spin-off, stock transformation, joint venture, cooperation, joint operation, contracting, leasing, alteration of business scope and registered capital, transfer of material assets or contingent debts, etc., or the Borrower intends to carry out other actions which may influence or seriously influence its liability undertaking abilities, the Borrower shall inform the Lender in written form with thirty-calendar-days in advance.
4.	In case the Borrower suffers from cessation of business, suspension of business, being announced to be bankrupt, dissolution, being revoked of business license, being terminated, deterioration of financial status or being involved in material economic disputes, or the Borrower suffers from any material events which may influence or seriously influence its liability undertaking abilities, the Borrower shall inform the Lender in written form within seven (7) calendar days after the occurrence.
5.	In case the Borrower or any third party suffers from material lawsuits or arbitrations, which may influence or seriously influence its liability undertaking abilities, the Borrower shall inform the Lender in written form within seven (7) calendar days after receiving relevant notice.
6.	The Borrower shall warrant that it will make use of legal disputes with any third party (including basic trade contract) to damage the Creditor’s Right of the Lender.
Article 13 Liabilities for Breach of Contract
1.	After this Contract has come into effect, the Borrower and the Lender shall fulfill its obligations under this Contract, and in case any Party fails to implement or partially implements its obligations hereunder, the defaulting Party shall assume relevant liabilities for breach of contract.
2.	In case the Borrower fails to implement the provisions of any Article hereof, the Lender shall be entitled to take the following measures:

(1)	Rectifying the breach of contract within a specified time limit;

(2)	Ceasing issuing the loan which has not been issued hereunder;

(3)	Unilaterally deciding whole or part of the debts are due ahead of schedule;

(4)	Unilaterally terminating this Contract, require the Borrower to repay the principal and interest for the due or undue loans, and making payment or compensation for relevant fees;

(5)	In case the loan is overdue, requiring the Borrower to pay default interest for overdue payment; in case the Borrower misappropriates the loan, to require the Borrower to pay default interest for misappropriation; or require the Borrower to pay compound interest for unpaid interest;

(6)	Requiring the Borrower to add or replace the guarantor, mortgaged property, pledged property or pledged right;

(7)	Implementing or realizing the right under the security relating to the loan;

(8)	To deduct the principal and interest of the loan from any account of the Borrower in the Lender (except the account for housing provident fund, trade union fees and other public welfare), or entrust the account opening bank of the Borrower to deduct the principal and interest of the loan from such account, including but not limited to the principal and interest of the loan and other fees provided hereunder. In case the currency in such accounts is different from the loan currency of the Lender, the Lender shall be entitled to convert such currency into the loan currency for repayment of the principal and interest at the exchange price quotation for purchasing foreign exchange at the date of deduction.

(9)	Bringing a lawsuit or arbitration to require the Borrower to make repayment for the principal and interest of the loan, and the fees and expenses incurred by the Lender due to the realization of Creditor’s Rights shall be born by the Borrower;

(10)	The Lender shall be entitled to detain, lien or take other measures deemed by the Lender as appropriate on any movable assets, real estates, or tangible assets or intangible assets of the Borrower which have been controlled or occupied by the Lender;

(11)	Other measures provided by laws and regulations, or the provisions of this Contract,

or have been deemed by the Lender as appropriate.
3.	In the event the Lender fails to issue the loan on the agreed date and in the agreed amount, due to which the Borrower has suffered from losses, the Lender shall compensate for the direct economic losses arising therefrom. However, as for the foreseeable or unforeseeable indirect losses incurred by the Borrower, the Lender shall not compensate in any case.
4.	In case any of the following events occurs to the security provider hereunder (namely, the guarantor, mortgagor, pledgor), the Lender shall be entitled to take measures according to item 2 of this Article:
(1)	The guarantor fails to implement the provisions of the Guaranty Contract, or the credit status deteriorates, or occurrence of other events which may damage the security ability;

(2)	The mortgagor fails to implement the provisions of the Mortgage Contract, or intentionally damage the mortgaged property, or the value of mortgaged property may decrease or have obviously decreased; or other events which may damage the Lender’s right to the mortgage;

(3)	The pledgor fails to implement the provision of the Pledge Contract, or the value of the pledged property has decreased or may obviously decrease, or the pledged right must be realized before the repayment of the loan, or other events which may damage the Lender’s right to the pledge.
Article 14 Cross Breach of Contract
In case any of the following circumstances occurs to the Borrower or the related enterprises of the Borrower and the mortgagor or the related enterprises of the mortgagor, it shall be considered as a simultaneous breach of this Contract by the Borrower, the Lender is entitled to get the loan back in advance in accordance with the provisions of Article 11 hereof and require the Borrower to undertake the obligation of such breach in accordance with the provisions of Article 13 hereof:
1.	Any breach or possible breach of the regulations provided for any loan, financing or debt or the declaration of repayment of such loan, financing or debt in advance;
2.	Any failure or possible failure to perform any security or the similar obligations;
3.	Any failure or possible failure to perform, or breach or possible breach of the legal documents or contracts in connection with the debt security or similar obligations;
4.	Any occurrence or possible occurrence of the insolvent condition for the due debt or due loan/financing;

5.	The declaration or possible declaration of bankruptcy through legal procedures;

6.	Any transfer of its assets or property to the other creditors;
7.	Other circumstances that threaten the safety of the principal or interest under this Contract.
Article 15 Continuity of the Obligations
All the obligations of the Borrower hereunder shall be continuous, which shall be binding on its successor, agency, receiver, transferee and the entity after the merger, structure or name alteration of the Borrower with complete and equal force.
Article 16 Acceleration of the Principal, interest and fees
The Borrower and the mortgagor agree, in case of any failure to perform the representations and guarantees provided in Article 8 hereof, or any obligation under this Contract, the Lender is entitled to decide the acceleration of any other obligation of the Borrower hereof, including the repayment of all the due or undue principal, interest (including default and compound interest) and the corresponding fees and costs of the loan hereof.
Article 17 Arrangement of the Subrogation
The Borrower hereby specifically represents that, in the event it breaches the Contract or does not repay the due debt, including the principal, interest and fees, without sufficient property to repay the debt, the Lender is entitled to the subrogation of any Creditor’s Right, accounts receivable and other interest for the property of any third party owned by the Borrower.
Article 18 Arrangement for Offset
The Lender is entitled to deduct the fund in any account of the Borrower to pay off the debt directly if the Borrower or the mortgagor fails to pay off the due debt, or the debt becomes due in advance as a result of the breach of the provisions hereof. Upon the deduction of the fund from the account of the Borrower, if the currency in the account is not the same as the currency of the main debt, the exchange buying rate quotation announced by the Lender on the deduction date shall be adopted.
Article 19 Applicable Law, Jurisdiction and Dispute Resolution
1.	The establishment, effectiveness, performance, dissolution, interpretation and dispute resolution, etc. shall be governed by the laws of People’s Republic of China.
2.	Any dispute in connection with this Contract shall be resolved through friendly consultation between the Borrower and the Lender; if no agreement is entered into through friendly consultation, both Parties agree to adopt the first method as below for resolution.
(1)	To file a lawsuit with the local people’s court where the Lender is located with the lawsuit fees and the reasonable legal fees and other costs of the other party hereto during the lawsuit, including, but not limited to, the expense for the preservation of the property, travel fees, the notarization & authentication costs, translation expense, valuation & auction costs undertaken by the losing party.

(2)	To submit such dispute to / Arbitration Center for arbitration in accordance with its prevailing valid arbitration rule. The award of such arbitration shall be final and binding on both Parties. The arbitration place shall be / . The arbitration fees and the reasonable legal fess and other costs of the other party hereto during the arbitration, including, but not limited to, the expense for the preservation of the property, travel fees, the notarization & authentication costs, translation expense, valuation & auction costs shall be undertaken by the losing party.
(3)	Other methods: / .
3.	During the lawsuit or arbitration, the other parts not involved in the dispute hereof shall still be performed.
Article 20 Exchange of Documents, Communication and Notices
1.	Any exchange of documents, communication and notice under this Contract shall be made in writing and delivered to the other Party hereto in accordance with the address, telex number or other contact methods provided in this Contract.
2.	In case of any alteration of the above-mentioned contact methods of any Party hereto, the alteration shall be notified to the other Party without any delay through any practicable method. In the event that the other Party delivers any document, message or notice to the original contact address due to the delayed notice, all consequences shall be undertaken by the Party responsible for notice.
3.	All the documents, communication and notices shall be deemed to be delivered on the following dates if they are sent to the above-mentioned contact address:
(1)	In case of mail, the fifth working day after it is sent by registration;

(2)	In case of telex, the date upon the receipt of the feedback confirmation;

(3)	In case of personal delivery, the date upon the signature of the recipient.
4.	Both Parties agree that the official stamp of the unit, the stamp of the office, the financial stamp, the contract stamp, the stamp for sending and receipt, and the stamp for the credit and loan business, etc. would be regarded as the valid stamp for the exchange of documents, communication and notices between the Parties hereto. And all staff of the Borrower would be the authorized recipient of the exchange documents, communication and notices.
Article 21 Validity of the Contract and Miscellaneous
1.	This Contract shall become effective upon the signing or affixing the official stamps of both Parties.

2.	During the valid term of this Contract, any tolerance and grace period for the Borrower or the mortgagor, or the delayed exercise of the entitlements or interests hereunder by the Lender shall not impair, affect or restrict the right of the Lender to exercise such entitlement or interest in accordance with the stipulations of relevant laws and regulations and this Contract, which shall not be regarded as a waiver of such entitlement or interest by the Lender, and not affect any obligations of the Borrower hereof.
3.	In case of any illegality, invalidity or un-enforcement of any Article hereof in any aspect at any time, the legality, validity or enforcement of the other Articles hereof shall not be affected or impaired.
4.	The sub-titles in this Contract are inserted for convenience only, which shall not be used for the interpretation of this Contract or other purposes.
5.	The appendices hereto shall constitute the integral part of this Contract and have the same legal effect as the formal text of this Contract.
6.	This Contract is executed in five (5) counterparts, and each of the Borrower, the Lender and ___holds one (1) counterpart with the same legal effect.
Article 22 Notarization and Enforcement
1.	In case of any notarization requirement by the Lender, this Contract shall be notarized in the public notary agency appointed by the State.
2.	The notarized Contract shall be enforceable, in the event that the Borrower fails to pay off the debt or any condition stipulated or provided in the laws and regulations or this Contract for the Lender to exercise its Creditor’s Right is occurred, the Lender is entitled to directly apply for enforcement to the competent people’s court.
Article 23 Supplemental Provisions

The Lender (official stamp):	The Responsible Person or Legal Representative

(signature)

Industrial Bank Co., Ltd., Ningde Branch Wang Cheng’an

March 24,2009

The Borrower (official stamp):	The Person in Charge or Legal Representative

(signature)

Pingnan County Wangkeng Hydroelectric Co., Ltd. John D. Kuhns

March 24,2009